CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Laser-Pacific Media Corporation


We consent to incorporation by reference in the registration statements (No. 333-42359 and No. 333-89105) on Form S-8 of Laser-Pacific Media Corporation of our report dated March 1, 2002, except for the last paragraph of note 6 which is as of May 17, 2002, relating to the consolidated balance sheets of Laser-Pacific Media Corporation and subsidiaries as of December 31, 2001 and 2000, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K/A of Laser-Pacific Media Corporation.

As discussed in note 6 to the consolidated financial statements, the Company has restated its financial statements to record certain sales tax liabilities and related interest and penalties.

/s/ KPMG LLP

Los Angeles, California
May 20, 2002